Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
December 22, 2009	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.
Moscow
Cadence Pharmaceuticals, Inc.
12481 High Bluff Drive, Suite 200	File No. 038916-0008
San Diego, CA 92130

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 3,500,000 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2009 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance, delivery and payment for the Shares in the manner contemplated by the Plan, the Shares will be duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.

December 22, 2009

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP